Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-169119
June 27, 2011

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IPATH ETNs OFFER

- Cost efficiency
- Daily exchange liquidity
- Index tracking

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IPATH ANNOUNCEMENT

April 21, 2011 - Barclays Launches New iPath® Commodity Exchange Traded Notes

See press release to learn more »

January 14, 2011 - Barclays Launches Additional Series of Exchange Traded Notes Linked Inversely to a Volatility Index.

See press release to learn more »

November 30, 2010 - Barclays Launches Leveraged iPath® Exchange Traded Notes.

See press release to learn more »

October 26, 2010 - Barclays Announces Reverse Split of iPath® S&P 500 VIX Short-Term Futures™ Exchange Traded Notes

See Prospectus to learn more »

DIG DEEPER INTO IPATH LEVERAGED ETNs

iPath leveraged ETNs offer exposure to a host of equities where your leverage factor is locked in from point of purchase, with no tracking error and no resets.



Learn more about leveraged ETNs »

An investment in iPath ETNs involves risks, including possible loss of principal. Barclays Bank PLC as issuer may redeem a series of Securities (in whole but not in part) at its sole discretion on any trading day on or after the inception date until and including maturity. See the relevant prospectus for more information regarding the risks associated with Barclays Bank PLC's right to redeem the Securities. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

© 2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE